CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Trustees of Insight Funds:

RE:      Kobren Growth Fund
         Kobren Moderate Growth Fund
         Kobren Conservative Allocation Fund

         We hereby consent to the incorporation by reference of our report dated February 18, 1998 on our audit of the financial statements and financial highlights of the above referenced funds as of December 31, 1997 in the Statement of Additional Information with respect to the Post-Effective Amendment to the Registration Statement on Form N-1A under the Securities Act of 1933, as amended, of Kobren Insight Funds. We further consent to the reference to our Firm under the captions "Independent Accountants" in the Prospectus and "Custodian, Counsel and Independent Accountants" in the Statement of Additional Information.



                                                      PricewaterhouseCoopers LLP


Boston, Massachusetts
November 19, 1998